Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated April 15, 2022 on our audits of the consolidated financial statements of AiXin Life International, Inc. (the “Company”) as of and for the years ended December 31, 2021 and 2020, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 15, 2022. We hereby further consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated September 29, 2022 on our audits of the financial statements of Yunnan Runcangsheng Technology Company Limited (“Yunnan Runcangsheng”) as of and for the years ended December 31, 2021 and 2020, respectively, which report was included in the Report on Form 8-K/A of the Company filed October 3,2022.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

March 7, 2023